Exhibit 20.1

Capital One Master Trust (RECEIVABLES)*

MONTHLY PERIOD: June 2005

1)	Beginning of the Month Principal Receivables:	$36,198,884,357.12
2)	Beginning of the Month Finance Charge Receivables:	$667,440,796.15
3)	Beginning of the Month AMF Receivables :	$76,006,728.20
4)	Beginning of the Month Discounted Receivables:	$0.00
5)	Beginning of the Month Total Receivables:	$36,942,331,881.47

6)	Removed Principal Receivables:	$0.00
7)	Removed Finance Charge Receivables:	$0.00
8)	Removed AMF Receivables	$0.00
9)	Removed Total Receivables:	$0.00

10)	Additional Principal Receivables:	$1,039,517,364.87
11)	Additional Finance Charge Receivables:	$11,991,861.45
12)	Additional AMF Receivables	$2,864,169.90
13)	Additional Total Receivables:	$1,054,373,396.22

14)	Discounted Receivables Generated this Period:	$0.00

15)	End of the Month Principal Receivables:	$36,881,180,419.43
16)	End of the Month Finance Charge Receivables:	$689,237,528.58
17)	End of the Month AMF Receivables	$76,864,610.09
18)	End of the Month Discounted Receivables:	$0.00
19)	End of the Month Total Receivables:	$37,647,282,558.10

20)	Excess Funding Account Balance	$0.00
21)	Adjusted Invested Amount of all Master Trust Series	$31,529,404,721.46

22)	End of the Month Seller Percentage	14.51%

Capital One Master Trust (DELINQUENCIES AND LOSSES)

MONTHLY PERIOD: June 2005

		ACCOUNTS	RECEIVABLES

1)	End of the Month Delinquencies:
	2) 30 - 59 days delinquent	435,239	$480,541,773.43
	3) 60 - 89 days delinquent	258,829	$305,617,131.84
	4) 90+ days delinquent	483,201	$638,622,076.67

	5) Total 30+ days delinquent	1,177,269	$1,424,780,981.94

	6) Delinquencies 30 + Days as a Percent of End of the Month Total Receivables		3.78%

7)	Defaulted Accounts during the Month	173,625	$181,550,390.42

8)	Annualized Default Rate as a Percent of Beginning of the Month Principal Receivables		5.85%

*For calculation purposes, Beginning of Month Principal Receivables includes Additional Principal Receivables

Capital One Master Trust (COLLECTIONS)
MONTHLY PERIOD: June 2005

		COLLECTIONS	PERCENTAGES

1)	Total Collections and Gross Payment Rate**	$6,478,125,175.98	17.05%

2)	Collections of Principal Receivables and Principal Payment Rate	$5,834,750,345.20	15.67%

	3) Prior Month Billed Finance Charges and Fees	$457,686,359.07
	4) Amortized AMF Income	$43,765,389.35
	5) Interchange Collected	$91,265,442.16
	6) Recoveries of Charged Off Accounts	$59,305,763.44
	7) Collections of Discounted Receivables	$0.00

	8) Collections of Finance Charge Receivables and Annualized Yield	$652,022,954.02	21.01%

	Capital One Master Trust (AMF COLLECTIONS)
	MONTHLY PERIOD: June 2005

1)	Beginning Unamortized AMF Balance		$225,843,749.08
	2) + AMF Slug	$7,551,369.04
	3) + AMF Collections	$35,117,266.11
	4) - Amortized AMF Income	$43,765,389.35
5)	Ending Unamortized AMF Balance		$224,746,994.88

** Total Collections and Gross Payment Rate is calculated as a Percent of Beginning of Month Total Receivables which includes Additional Total Receivables